EXHIBIT 21.1

SUBSIDIARIES OF APAC CUSTOMER SERVICES, INC.

As of December 30, 2007

APAC Customer Services, Inc.

APAC Customer Services, L.L.C. (99% owned)

APAC Customer Services of Texas, L.P. (99% owned)

APAC Customer Services of Illinois, Inc. (100% owned)

APAC Customer Services, L.L.C. (1% owned)

APAC Customer Services General Partner, Inc. (100% owned)

APAC Customer Services of Texas, L.P. (1% owned)

ITI Holdings, LLC (100% owned)

APAC Customer Services of Iowa, L.L.C. (100% owned)

APacific Customer Services Phils., Inc.

(40% ownership by APAC Customer Services, Inc. and 60% ownership by certain individual partners of Philippine counsel from Angara Abello Concepion Regala & Cruz Law Offices (ACCRALAW®)